                       MEMBER INTEREST PURCHASE AGREEMENT


                                 by and between


                         SR TECHNICS GROUP AMERICA, INC.


                                       and


                        WILLIS LEASE FINANCE CORPORATION


                                    regarding


                         PACIFIC GAS TURBINE CENTER, LLC


                                NOVEMBER 7, 2000

                                TABLE OF CONTENTS
                                                                            Page

ARTICLE 1   DEFINITIONS AND USE OF TERMS.....................................1

      1.1   CONSTRUCTION.....................................................1

      1.2   DEFINITIONS......................................................1

ARTICLE 2   SALE AND TRANSFER OF INTERESTS; CLOSING..........................2

      2.1   INTERESTS........................................................2

      2.2   PURCHASE PRICE...................................................2

      2.3   CLOSING..........................................................2

      2.4   CLOSING DELIVERIES...............................................2

      2.5   ADJUSTMENT PROCEDURE.............................................3

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF SELLER.........................4

      3.1   ORGANIZATION AND GOOD STANDING...................................4

      3.2   ENFORCEABILITY; NO CONFLICT......................................5

      3.3   CAPITALIZATION...................................................6

      3.4   FINANCIAL STATEMENTS.............................................6

      3.5   BOOKS AND RECORDS................................................6

      3.6   ACCOUNTS RECEIVABLE..............................................7

      3.7   INVENTORY........................................................7

      3.8   NO UNDISCLOSED LIABILITIES.......................................7

      3.9   NO MATERIAL ADVERSE CHANGE.......................................7

      3.10  ABSENCE OF CERTAIN CHANGES AND EVENTS............................7

      3.11  PROPERTIES AND ASSETS; ENCUMBRANCES..............................8

      3.12  CONDITION AND SUFFICIENCY OF TANGIBLE ASSETS.....................9

      3.13  INTELLECTUAL PROPERTY............................................9

      3.14  CONTRACTS; NO DEFAULTS..........................................11

      3.15  CUSTOMERS AND SUPPLIERS.........................................12

      3.16  INSURANCE.......................................................12

      3.17  TAXES...........................................................13

      3.18  EMPLOYEE BENEFITS...............................................14

      3.19  LABOR RELATIONS; EMPLOYMENT LAW COMPLIANCE......................16

      3.20  ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.......................17


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                                TABLE OF CONTENTS
                                   (continued)
                                                                           Page

      3.21  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.18

      3.22  CERTAIN PROCEEDINGS; ORDERS.....................................19

      3.23  EMPLOYEE RESTRICTIONS...........................................19

      3.24  RELATIONSHIPS WITH RELATED PERSONS..............................19

      3.25  BROKERS OR FINDERS..............................................20

      3.26  DISCLOSURE......................................................20

      3.27  OBLIGATIONS IN OPERATING AGREEMENT..............................20

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF BUYER.........................20

      4.1   ORGANIZATION....................................................20

      4.2   ENFORCEABILITY; NO CONFLICT.....................................20

      4.3   CERTAIN PROCEEDINGS.............................................21

      4.4   INVESTMENT INTENT...............................................21

      4.5   BROKERS OR FINDERS..............................................22

      4.6   DISCLOSURE......................................................22

ARTICLE 5   COVENANTS OF SELLER BEFORE CLOSING..............................22

      5.1   ACCESS AND INVESTIGATION........................................22

      5.2   REPORTS ON THE STATUS OF THE COMPANY............................23

      5.3   NEGATIVE COVENANT...............................................23

      5.4   REQUIRED APPROVALS..............................................23

      5.5   NOTIFICATION....................................................23

      5.6   NO NEGOTIATION..................................................23

      5.7   REASONABLE COMMERCIAL EFFORTS...................................24

ARTICLE 6   COVENANTS OF BUYER BEFORE CLOSING...............................24

      6.1   REQUIRED APPROVALS..............................................24

      6.2   NOTIFICATION....................................................24

      6.3   REASONABLE COMMERCIAL EFFORTS...................................24

ARTICLE 7   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.............24

      7.1   ACCURACY OF REPRESENTATIONS.....................................25

      7.2   SELLER'S PERFORMANCE............................................25

      7.3   CONSENTS........................................................25

      7.4   ADDITIONAL DOCUMENTS............................................25

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                                TABLE OF CONTENTS
                                   (continued)
                                                                           Page

      7.5   NO PROCEEDINGS..................................................26

      7.6   NO CLAIM REGARDING EQUITY OWNERSHIP OR SALE PROCEEDS............26

      7.7   NO PROHIBITION..................................................26

      7.8   OPERATING AGREEMENT AMENDMENT...................................26

ARTICLE 8   CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE............26

      8.1   ACCURACY OF REPRESENTATIONS.....................................26

      8.2   BUYER'S PERFORMANCE.............................................27

      8.3   CONSENTS........................................................27

      8.4   ADDITIONAL DOCUMENTS............................................27

      8.5   NO PROCEEDINGS..................................................27

ARTICLE 9   TERMINATION.....................................................28

      9.1   TERMINATION EVENTS..............................................28

      9.2   EFFECT OF TERMINATION...........................................28

ARTICLE 10  INDEMNIFICATION; REMEDIES.......................................29

      10.1  SURVIVAL, RIGHT TO INDEMNIFICATION; WAIVER......................29

      10.2  INDEMNIFICATION BY SELLER.......................................29

      10.3  INDEMNIFICATION BY BUYER........................................30

      10.4  TIME LIMITATIONS................................................30

      10.5  LIMITATIONS ON INDEMNIFICATION--SELLER..........................31

      10.6  LIMITATIONS ON INDEMNIFACTION--BUYER............................31

      10.7  PROCEDURE FOR INDEMNIFICATION--DEFENSE OF THIRD-PARTY CLAIMS.....32

      10.8  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS......................33

ARTICLE 11  TAX MATTERS.....................................................33

      11.1  TAX RETURNS.....................................................33

      11.2  INDEMNIFICATION OF SELLER.......................................33

      11.3  INDEMNIFICATION OF BUYER........................................33

      11.4  APPORTIONMENT OF TAXES..........................................34

      11.5  INDEMNIFICATION PROCESS.........................................34

      11.6  TIMING OF PAYMENT...............................................34

      11.7  CHARACTERIZATION OF INDEMNITY PAYMENT...........................35

      11.8  TRANSACTIONAL TAXES.............................................35

                                TABLE OF CONTENTS
                                   (continued)
                                                                           Page

      11.9  TAX SHARING AGREEMENTS..........................................35

      11.10 TAX ELECTIONS...................................................35

      11.11 TAX RECORDS.....................................................35

      11.12 FOREIGN INVESTMENT IN REAL PROPERTY AFFIDAVIT...................35

      11.13 MISCELLANEOUS...................................................35

ARTICLE 12  GENERAL PROVISIONS..............................................36

      12.1  EXPENSES........................................................36

      12.2  PUBLIC ANNOUNCEMENTS............................................36

      12.3  CONFIDENTIALITY.................................................36

      12.4  NOTICES.........................................................37

      12.5  FURTHER ASSURANCES..............................................38

      12.6  INCORPORATION OF SCHEDULES......................................38

      12.7  ENTIRE AGREEMENT AND MODIFICATION...............................38

      12.8  DISCLOSURE SCHEDULE.............................................39

      12.9  TIME OF ESSENCE.................................................39

      12.10 SEVERABILITY....................................................39

      12.11 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS..............39

      12.12 ENFORCEMENT OF AGREEMENT........................................39

      12.13 WAIVER..........................................................40

      12.14 ARBITRATION; SERVICE OF PROCESS.................................40

      12.15 GOVERNING LAW...................................................41

      12.16 COUNTERPARTS....................................................41

                       MEMBER INTEREST PURCHASE AGREEMENT


      This Member Interest Purchase Agreement is made as of November 7, 2000, by and between SR Technics Group America, Inc., a Delaware corporation ("Buyer"), and Willis Lease Finance Corporation, Inc., a Delaware corporation ("Seller").

                              PRELIMINARY STATEMENT

      Seller desires to sell, and Buyer desires to purchase, 50% of the outstanding membership interests (the "Interests") of Pacific Gas Turbine Center, LLC, a Delaware limited liability company (the "Company"), on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

                                  ARTICLE 1

                          DEFINITIONS AND USE OF TERMS

1.1 CONSTRUCTION

      Any reference in this Agreement to an "Article," "Section" or "Part" refers to the corresponding Article, Section and Part of this Agreement or the Disclosure Schedule, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The terms "include" or "including" indicate examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

1.2 DEFINITIONS

      For the purposes of this Agreement, capitalized terms and variations on them have the meanings specified in Schedule 1.2.

                                   ARTICLE 2

      SALE AND TRANSFER OF INTERESTS; CLOSING

2.1 INTERESTS

      Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Interests to Buyer, and Buyer will purchase the Interests from Seller.

2.2 PURCHASE PRICE

      The purchase price for the Interests (the "Purchase Price") will be U.S.$ 15,000,000 (the "Initial Purchase Price"), increased or reduced by the Adjustment Amount, as appropriate.

2.3 CLOSING

      The Closing will take place at the offices of the Seller within five business days of the satisfaction or waiver of each of the conditions set forth in Articles 7 and 8 or at such other time and place as the parties mutually agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement at the place and on the date determined by the previous sentence will result in the termination of this Agreement and will relieve each party of any obligation under this Agreement.

2.4 CLOSING DELIVERIES

      At the Closing:

      (a) Seller will deliver to Buyer:

            (i) instruments or other evidence sufficient to transfer to Buyer title to the Interests; and

            (ii) a certificate executed by the chief executive officer of Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if then made (giving full effect to any supplements to the Disclosure Schedule that Seller delivered to Buyer before the Closing Date in accordance with Section 5.5).

      (b) Buyer will deliver to Seller:

            (i) the Initial Purchase Price and Principal and Interest Payment by wire transfer to an account specified by Seller;

            (ii) a certificate executed by the chief executive officer of Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if then made; and

            (iii) a certificate executed by the chief executive officer of SR Technics Group, a company organized under the laws of Switzerland ("SRT") to the effect that, except as otherwise stated in such certificate, each of SRT's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if then made.

2.5 ADJUSTMENT PROCEDURE

      (a) "Net Book Value" as of a given date means the amount calculated by subtracting the liabilities from the value of the Company's assets as of that date. The Net Book Value as of May 31, 2000 is equal to U.S.$18,145,000 the "Initial Net Book Value").

      (b) Buyer will cause the Company to prepare and will cause PricewaterhouseCoopers, certified public accountants, to audit a balance sheet (the "Closing Balance Sheet") of the Company as of the Closing Date. Buyer will prepare the Closing Balance Sheet in accordance with GAAP applied on a basis consistent with the accounting policies and procedures used in the preparation of the Interim Unaudited Company Balance Sheet using period ending or interim period procedures. Buyer will then determine the Net Book Value as of the Closing Date (the "Closing Net Book Value") using the same methodology as was used to calculate the Initial Net Book Value. Buyer will deliver the Closing Balance Sheet and its Closing Net Book Value to Seller within 60 days after the Closing Date. If within 30 days following delivery of the Closing Balance Sheet and the Closing Net Book Value calculation, Seller does not deliver to Buyer notice of any objection to the Closing Balance Sheet (which notice must contain a reasonably detailed statement of the basis of Seller's objection), then the Closing Book Value will be used in calculating the Adjustment Amount in Section 2.5(e).

      (c) If Seller disputes any items of the Closing Balance Sheet, then Seller will deliver to Buyer, within 30 days following Seller's receipt of the Closing Balance Sheet, a written notice specifying in reasonable detail all disputed items and the basis for such disputed items (a "Notice of Dispute"). If Seller delivers a Notice of Dispute, Buyer and Seller will, within 30 days following such notice (the "Resolution Period"), attempt in good faith to resolve their differences, and any resolution by them as to any disputed amounts will be in writing, and will be final, binding and conclusive.

      (d) If the parties are unable to resolve all disputes with respect to the Closing Balance Sheet prior to the expiration of the Resolution Period, issues remaining in dispute will be submitted, as soon as practicable (but no later than 30 days after the expiration of the Resolution Period), to public accountants of internationally recognized standing mutually acceptable to the parties that are not the regular accounting firm of either party (the "Neutral Auditors"). Each party will furnish to the Neutral Auditors such work papers and other documents and information relating to the disputed issues as the Neutral Auditors may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present the Neutral Auditors any material relating to the disputed issues and to discuss the issues with the Neutral Auditors. The parties agree to execute a reasonable engagement letter if requested by the Neutral Auditors. The Neutral Auditors will act as an expert and not as an arbitrator to determine only those issues with respect to the Closing Balance Sheet which are still in dispute. The Neutral Auditors' determination will be made as soon as practicable after their selection, will be set forth in a written statement (the "Neutral Auditors' Notice") delivered to Buyer and Seller and will be final, binding and conclusive and enforceable in any court of competent jurisdiction. The fees and expenses of the Neutral Auditors will be allocated by the Neutral Auditors between Buyer and Seller in proportion to the extent that either party did not prevail on its items in dispute; provided that so long as a party complies in all material respects in good faith with the procedures of this Section 2.5, such fees will not include the other party's outside counsel or accounting fees.

      (e) The Neutral Auditors will recalculate the Closing Net Book Value based on the resolution of the issues in dispute, and such recalculated Closing Net Book Value will be used in calculating the Adjustment Amount. The "Adjustment Amount" (which may be a positive or negative number) will be equal to one-half of the recalculated Closing Net Book Value minus one-half of the Initial Net Book Value.

      (f) On the tenth business day following (i) the expiration of the 30-day period for delivery of a Notice of Dispute (if no Notice of Dispute is given and subject to Section 2.5(c)), (ii) Buyer's and Seller's resolution of all objections pursuant to Section 2.5(c), or (iii) the date of the Neutral Auditors' Notice (as the case may be), if the Adjustment Amount is positive, Buyer will pay that amount to Seller, and if the Adjustment Amount is negative, Seller will pay the absolute value of the amount to Buyer, in accordance with the terms of this Section 2.5(f). All payments will be made by wire transfer to an account specified by the recipient together with interest at the prime rate (as published in the Wall Street Journal on the Closing Date), compounded daily beginning on the Closing Date and ending on the date of payment.

      (g) The parties agree that no party will be deemed to be in breach of or default under this Agreement by reason of such party's technical failure to meet any of the timetables for performance specified in this Section 2.5, provided that such party will have made a good faith effort to meet such timetables and otherwise will have complied and will continue to comply in all material respects with the other provisions of this Section 2.5.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Subject to the Disclosure Schedule, which may be updated pursuant to
Section 5.5, Seller represents and warrants to Buyer on the date hereof and on the Closing Date as follows:

3.1 ORGANIZATION AND GOOD STANDING

      (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Company Contracts. The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or be in good standing will not have a Material Adverse Effect.

      (b) Seller has delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect. Part 3.1 contains a complete and accurate listing of the Company's jurisdiction of formation and other jurisdictions in which it is authorized to do business.

3.2 ENFORCEABILITY; NO CONFLICT

      (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Assuming due authorization, execution and delivery by the other parties thereto, each Transaction Document to which Seller is a party will, upon execution and delivery, constitute Seller's legal, valid, and binding obligation, enforceable against Seller in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Seller has the absolute right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations under this Agreement and such Transaction Documents, which actions have been duly authorized and approved by all necessary corporate action of Seller, subject to the consent of Chromalloy, and any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

      (b) Except for the consent of Chromalloy and as required under the HSR Act, or as otherwise disclosed in Part 3.2(b), Seller and the Company are not and will not be required to give any notice to any Person or obtain any material Consent or material Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      (c) Except as disclosed in Part 3.2(c), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

            (i) contravene any provision of the Organizational Documents of the Company, or any resolution adopted by the management or members of the Company;

            (ii) contravene any material provision or term of any Company Contract, Governmental Authorization, material Legal Requirement or Order to which the Company, or any of the assets owned or used by the Company, may be subject; or

            (iii) result in the imposition or creation of any Encumbrance (other than in favor of Buyer) upon or with respect to any of the assets owned or used by the Company.

      (d) Except as disclosed in Part 3.2(d), neither the execution and delivery of this Agreement by Seller nor the consummation or performance of any of the Contemplated Transactions by Seller will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

            (i) any provision of Seller's Organizational Documents;

            (ii) any resolution adopted by the board of directors or the stockholders of Seller;

            (iii) any material Legal Requirement or Order to which Seller may be subject; or

            (iv) any material provision or term of any Contract to which Seller is a party or by which Seller may be bound.

3.3 CAPITALIZATION

      The authorized equity securities of the Company are in the form of membership interests. The Interests represent 50% of the issued and outstanding membership interests of the Company. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Interests, free and clear of all Encumbrances, except for the liens of the Union Bank of California and Bank of America and the liens of the banks pursuant to the Revolving Credit Facility, which shall be released upon Closing. No legend or other reference to any purported Encumbrance appears upon any instrument or other evidence sufficient to transfer title to the Interests. All of the Interests have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company, except for the Operating Agreement of the Company. None of the Interests or other securities of the Company was issued in violation of any Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4 FINANCIAL STATEMENTS

      Seller has delivered to Buyer the following (collectively referred to as the "Financial Statements"): (a) an audited balance sheet of the Company at December 31, 1999 (including the notes thereto, the "Company's Audited Balance Sheet") and (b) an unaudited balance sheet of the Company as at June 30, 2000 (the "Interim Unaudited Company Balance Sheet") and the related unaudited statements of income. The Financial Statements have been prepared in accordance with the books and records of the Company and fairly present the financial condition and the results of operations, changes in stockholders and members' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, except as otherwise noted in the notes or schedules, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the financial condition of the Company). The Financial Statements referred to in this Section 3.4 reflect the consistent application of accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the Financial Statements.

3.5 BOOKS AND RECORDS

      The books of account, minute books, and other records of or pertaining to the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all action taken by the Company's members and managers and no such action has been taken for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company, except for books and records pertaining to both the Company and other business operations of Seller, copies of which Seller will make available to Buyer after the Closing promptly upon Buyer's request.

3.6 ACCOUNTS RECEIVABLE

      To Seller's Knowledge, all accounts receivable that are reflected on the Financial Statements and the accounting records of the Company as of the Closing Date, as the case may be (collectively, the "Accounts Receivable"), represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To Seller's knowledge, the reserves with respect to such Accounts Receivable have been calculated consistent with past practice and in accordance with GAAP. To Seller's Knowledge, there is no contest, claim, defense or right of setoff, other than in the Ordinary Course of Business, under any Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

3.7 INVENTORY

      Substantially all Inventory of the Company consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality. All inventories have been valued at the lower of cost or on a first in, first out basis. Inventories now on hand that were purchased after the date of the Company's Audited Balance Sheet were purchased in the Ordinary Course of Business of the Company at a cost not exceeding market prices prevailing at the time of purchase.

3.8 NO UNDISCLOSED LIABILITIES

      Except as set forth in Part 3.8, the Company has no Liabilities except for Liabilities reflected or reserved against in the Company's Audited Balance Sheet or the Interim Unaudited Company Balance Sheet, and current Liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.9 NO MATERIAL ADVERSE CHANGE

      Since the date of the Company's Audited Balance Sheet, nothing has had a Material Adverse Effect on the Company, and no event has occurred or circumstance exists that may reasonably be expected to result in such a Material Adverse Effect.

3.10 ABSENCE OF CERTAIN CHANGES AND EVENTS

      Except as disclosed in Part 3.10 or pursuant to Section 5.5, since the date of the Company's Audited Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

      (a) grant, by Seller or the Company, of any equity option or right to purchase member interests of the Company; issuance of any security convertible into such equity; grant, by Seller or the Company, of any registration rights relating to any member interests; purchase, redemption, retirement, or other acquisition by the Company of any member interests of the Company; or declaration or payment of any distribution or any other payment with respect to any member interests of the Company;

      (b) amendment to the Organizational Documents of the Company;

      (c) payment (except in the Ordinary Course of Business) or material increase by the Company of any bonuses, salaries, or other compensation to any manager or employee, or entry into any employment, severance, or similar Contract with any manager or employee, except in the Ordinary Course of Business;

      (d) adoption of, amendment to or material increase in the payments to or benefits under, any Plan or Other Benefit Obligation of the Company;

      (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect on the Company;

      (f) entry by the Company into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, loan agreement or guaranty, or (ii) except in the Ordinary Course of Business, any Contract or transaction involving a total remaining commitment by or to the Company of at least U.S.$100,000;

      (g) sale, lease, or other disposition of any asset or property of the Company, including Intellectual Property, or the creation of any Encumbrance on any material asset of the Company, in each case other than in the Ordinary Course of Business;

      (h) cancellation or waiver of any claims or rights with a value to the Company in excess of U.S.$50,000 other than in the Ordinary Course of Business;

      (i) change in the accounting methods used by the Company; or

      (j) Contract by the Company to do any of the foregoing.

3.11 PROPERTIES AND ASSETS; ENCUMBRANCES

      (a) Part 3.11(a) contains an accurate description (by subject, leased Real Property, name of lessor, date of lease, and term expiration date) of all leases of Real Property in which the Company has a leasehold estate. The Company owns no real property.

      (b) To Seller's Knowledge, and except to the extent such use would not cause a Material Adverse Effect, use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning Legal Requirements and is not subject to "permitted non-conforming" use or structure classifications. To Seller's Knowledge, and except to the extent such non-compliance would not cause a Material Adverse Effect, all Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled and no part of any Improvement encroaches on any real property not included in the Real Property, and there are no improvements primarily situated on adjoining property which encroach on any part of the Real Property. To Seller's Knowledge, and except to the extent such failure would not cause a Material Adverse Effect, the Real Property on which each Improvement is located (i) abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel of Real Property and comprising a part of the Real Property, (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvements located thereon, and (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To Seller's Knowledge, and except to the extent such plan would not cause a Material Adverse Effect, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain Proceeding that would result in the taking of all or any part of any Real Property or that would prevent or hinder the continued use of any Real Property as heretofore used in the conduct of the business of the Company. To Seller's Knowledge, no Person other than the Company or a Related Person of the Company is in possession of any portion of the Real Property.

3.12 CONDITION AND SUFFICIENCY OF TANGIBLE ASSETS

      Except as set forth on Part 3.12(a)(i), the Improvements are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, and are adequate for the uses to which they are being put, except for such defects which would not cause a Material Adverse Effect. Except as set forth on Part 3.12(a)(ii), each item of tangible personal property of the Company with a value in excess of U.S.$15,000 is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects and is suitable for immediate use in the Ordinary Course of Business. Except as set forth on Part 3.12(a)(iii), the Real Property and tangible personal property owned or leased by the Company constitute substantially all real property and tangible personal property used by the Company that are necessary for the continued operation of the Company consistent with past practice after the Closing.

3.13 INTELLECTUAL PROPERTY

      (a) The "Intellectual Property" means all intellectual property owned, used or licensed (as licensor or licensee) by the Company, including:

            (i) the Company's name and all assumed fictional business names, trade names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

            (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

            (iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, "Copyrights");

            (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); and

            (v) all rights in Internet websites and domain names presently used by the Company (collectively, "Net Names").

      (b) Part 3.13(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, and the Company has made available to Buyer accurate and complete copies, of all Company Contracts relating to the Intellectual Property, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which the Company is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such Contract.

      (c) The Intellectual Property constitutes all the intellectual property necessary for the continued operation of the Company after the Closing in the same manner as before the Closing. Except as disclosed in Part 3.13(c), the Company is the owner or licensee of all right, title, and interest in and to the Intellectual Property, free and clear of all Encumbrances, and has the absolute right to use all of the Intellectual Property without payment to a third party, except in respect of the licenses listed in Part 3.13(c).

      (d) The Company does not own, use or license (as licensor or licensee) any Patents.

      (e) Marks:

            (i) Part 3.13(e) contains a complete and accurate list and summary description of all Marks.

            (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

            (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation Proceeding and, to Seller's Knowledge, no such action is Threatened with respect to any of the Marks.

            (iv) To Seller's Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

            (v) To Seller's Knowledge, no Mark is infringed or, to Seller's Knowledge, has been challenged or Threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any other Person in the United States.

            (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

      (f) Copyrights:

            (i) Part 3.13(f) contains a complete and accurate list of all registered Copyrights.

            (ii) All of the registered Copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

            (iii) No Copyright is infringed or, to Seller's Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of any other Person.

            (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

      (g) Trade Secrets:

            (i) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of all Trade Secrets.

            (ii) The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or Threatened in any way or infringes any intellectual property.

      (h) The Company does not own, use or license (as licensor or licensee) any Net Names, except as disclosed on Part 3.13(h).

3.14 CONTRACTS; NO DEFAULTS

      (a) Part 3.14(a) contains a complete and accurate list, and Seller will, upon request of Buyer, deliver true and complete copies of:

            (i) all outstanding purchase and repair orders for an amount greater than U.S.$100,000;

            (ii) each Company Contract that was entered into in the Ordinary Course of Business that involves performance of services or delivery of goods or materials by the Company or an amount or value in excess of U.S.$250,000;

            (iii) each Company Contract that was not entered into in the Ordinary Course of Business and that involves the expenditure or receipt by the Company of an amount or value in excess of U.S.$100,000;

            (iv) each Company Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than U.S.$100,000 and with a term of less than one year);

            (v) each Company Contract with respect to Intellectual Property with an amount of value in excess of U.S.$50,000, or relating to agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

            (vi) each Company Contract with any labor union or other employee representative of a group of employees;

            (vii) each Company Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by the Company with any other Person;

            (viii) each Company Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

            (ix) each Company Contract providing for payments to or by any Person based on or determined by reference to sales, purchases, or profits, other than direct payments for goods;

            (x) each power of attorney of the Company that is currently effective and outstanding;

            (xi) each Company Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

            (xii) each executory Company Contract for capital expenditures in excess of U.S.$100,000;

            (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

            (xiv) all current overhaul contracts.

      (b) Except as disclosed in Part 3.14(b), each Company Contract is in full force and effect and is valid and enforceable in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Except as disclosed in Part 3.14(b), the Company has not Contravened, in any material respect, any of the applicable terms and requirements of such Contract, and Seller has no Knowledge of any Contravention of any Company Contract by the other party or parties to it. For purposes of this Section 3.14(b), any payment due under a Company invoice that remains outstanding beyond the invoice's payment term, but less than three months from the expiration of the payment term, will not be considered a Contravention of a Company Contract.

3.15 CUSTOMERS AND SUPPLIERS

      There exists no actual, and Seller has no Knowledge of any Threatened termination, cancellation or material limitation of, or any material change in, the business relationship of the Company with any customer, supplier, group of customers or group of suppliers, other than any such terminations, cancellations, limitations, or changes which would not be reasonably likely to have a Material Adverse Effect on the Company's relationships with its customers and suppliers, taken as a whole.

      Customers of the Company have not asserted claims for credits or refunds for products sold or services rendered or to be rendered by the Company pursuant to any Contract, understanding or practice of the Company, except to the extent such claims would not have a Material Adverse Effect.

3.16 INSURANCE

      The Company maintains, and through the Closing will continue to maintain, in full force and effect insurance policies covering the Company's insurable business risks and Liabilities in adequate amounts to provide reasonable protection for the business of and the properties owned and used by the Company and for its directors and officers.

      Seller and the Company have complied in all material respects with each such policy and program and have not failed to give any notice or present any claim thereunder in a due and timely manner which failure would reasonably be expected to result in a loss or forfeiture of any material right thereunder.

3.17 TAXES

      Except as disclosed in Part 3.17:

      (a) To Seller's Knowledge, (i) the Company has filed (or has had filed on its behalf) or issued on a timely basis all material Tax Returns as required by applicable Legal Requirements, (ii) each such Tax Return is true, correct and complete in all respects; (iii) all Taxes shown as due and owing by the Company on such Tax Returns have been timely paid; and (iv) the Company has not requested an extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed.

      (b) To Seller's Knowledge, no federal, state, local or foreign audits or other Proceedings exist with regard to any Taxes or Tax Returns of the Company. Neither Seller nor, to Seller's Knowledge, the Company, has received any written notice that an audit or other Proceeding is pending or Threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company. Neither Seller nor, to Seller's Knowledge, the Company, has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim against the Company for Taxes.

      (c) To Seller's Knowledge, all Tax deficiencies that have been claimed, proposed or asserted in writing against the Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

      (d) To Seller's Knowledge, no written position has been taken on any Tax Return with respect to the business or operations of the Company for a taxable year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position on which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Company.

      (e) To Seller's Knowledge, all material Taxes that the Company is required by law to withhold or collect, including sales and use Taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose.

      (f) To Seller's Knowledge, there are no Tax liens (other than for Taxes not yet due and payable) upon the properties or assets of the Company.

      (g) To Seller's Knowledge, the Company is not subject to any tax sharing, indemnity or allocation agreement.

      (h) To Seller's Knowledge, none of the Company's assets are assets that are described in Section 197(f)(9)(A).

      (i) To Seller's Knowledge, (i) none of the assets of the Company are property which the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former
Section 168(f)(8) of the Code, (ii) none of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, (iii) none of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code and (iv) each asset with respect to which the Company claims depreciation, amortization or similar expense for Tax purposes is owned by the Company for Tax purposes.

      (j) The Seller is not a person other than a United States person within the meaning of the Code.

      (k) The Contemplated Transactions are not subject to the tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3 of the Code or of any other provision of law.

      (l) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax Treaty or convention between the United States of America and such foreign country.

      (m) The Company is considered a partnership for all U.S. federal and state Tax purposes. The Company does not own any interest in any entities that are considered partnerships for U.S. federal income tax purposes. The Company is not a publicly traded partnership.

      (n) To Seller's Knowledge, the Company has not made, nor is bound by, any election under Section 197 of the Code.

      (o) To Seller's Knowledge, there are no outstanding rulings with any Tax authority addressed to the Company that are, or if issued would be, binding on the Company, its successors or assigns.

      (p) The Interests constitute Seller's entire equity interest in the Company.

3.18 EMPLOYEE BENEFITS

      (a) Part 3.18(a) contains a complete and accurate list of all Company Plans and material Company Other Benefit Obligations.

      (b) Seller has delivered or made available to Buyer:

            (i) all documents that set forth the terms of each Company Plan or material Company Other Benefit Obligation, and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries;

            (ii) all personnel, payroll, and employment manuals and policies with respect to Company employees;

            (iii) a written description of any Company Plan or material Company Other Benefit Obligation that is not otherwise in writing;

            (iv) all registration statements filed with respect to any Company Plan;

            (v) all currently effective insurance policies purchased by or to provide benefits under any Company Plan;

            (vi) all reports submitted since 1999 by third-party administrators, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any Company Plan or material Company Other Benefit Obligation;

            (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan and material Company Other Benefit Obligation, including all schedules thereto and the opinions of independent accountants;

            (viii) all notices that were given by the Company, any ERISA Affiliate or any Company Plan to the IRS or any participant or beneficiary, pursuant to statute, since 1999, including notices that are expressly mentioned elsewhere in this Article 3;

            (ix) all notices that were given by the IRS or the Department of Labor to the Company, any ERISA Affiliate or any Company Plan since 1999; and

            (x) with respect to Company Plans that are Qualified Plans, the most recent determination letter issued by the IRS for each such Plan.

      (c) Except as disclosed in Part 3.18(c):

            (i) The Company has performed all of its material obligations under all Company Plans and with respect to all Company Other Benefit Obligations. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under the Company Plans and Company Other Benefit Obligations that have accrued but are not due.

            (ii) The Company, with respect to all Company Plans and Company Other Benefit Obligations, is and each Company Plan and Company Other Benefit Obligation is in material compliance with ERISA, the Code, and other applicable Legal Requirements, including the provisions of such Legal Requirements expressly mentioned in this Article 3.

            (iii) Neither the Company nor Seller has any material Liability to the IRS with respect to any Plan, including any Liability imposed by Chapter 43 of the Code.

            (iv) All contributions and payments made or accrued with respect to all Company Plans and Company Other Benefit Obligations are deductible under Code Sections 162 or 404.

            (v) To Seller's Knowledge, no event has occurred or circumstance exists that may result in (A) a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or (B) a material increase in benefit costs of Company Plans and Company Other Benefit Obligations that are self-insured.

            (vi) Other than routine claims for benefits submitted by participants or beneficiaries, no material claim against, or Proceeding involving, any Company Plan or Company Other Benefit Obligation is pending or, to Seller's Knowledge, is Threatened.

            (vii) Each Qualified Plan has received a favorable determination letter from the IRS that it is qualified under Code Section 401(a) and its related trust is exempt from federal income tax under Code Section 501(a), and each such Plan is in material compliance in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. To Seller's Knowledge, no event has occurred or circumstance exists that may give rise to disqualification or loss of tax-exempt status of any such Qualified Plan or trust.

            (viii) There is no unfunded liability under any Company Plan.

            (ix) Neither the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any Plan that is subject to Title IV of ERISA.

            (x) The Company has never established, maintained or contributed to, or had an obligation to maintain or contribute to, any VEBA, any organization or trust described in Code Sections 501(c)(17) or 501(c)(20), or any welfare benefit fund as defined in Code Section 419(e).

            (xi) Neither the Company nor any ERISA Affiliate has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multiemployer Plan.

            (xii) Except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, the Company provides no health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

            (xiii) The Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

            (xiv) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

            (xv) No transaction prohibited by ERISA Section 406 and no "prohibited transaction" under Code Section 4975(c) with respect to which there is not an applicable exemption, has occurred with respect to any Company Plan.

            (xvi) Seller and the Company are in material compliance with the provisions of ERISA Section 601 et seq. and Code Section 4980B and with the provisions of ERISA Section 701 et seq. and Subtitle K of the Code.

3.19 LABOR RELATIONS; EMPLOYMENT LAW COMPLIANCE

      (a) The Company has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, and plant closing. The Company is not liable for the payment of any material fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

      (b) Except as disclosed in Part 3.19(b):

            (i) The Company has not been, and is not now, a party to any collective bargaining agreement or other labor contract.

            (ii) Since May 28, 1999, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Company.

            (iii) To Seller's Knowledge, no event has occurred or circumstance exists that could be reasonably likely to provide the basis for any work stoppage or other labor dispute affecting the Company.

            (iv) There is not pending or, to Seller's Knowledge, Threatened any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, and to Seller's Knowledge, there is no organizational activity or other labor dispute against or affecting the Company or its Facilities.

            (v) To Seller's Knowledge, no application or petition for an election of or for certification of a collective bargaining agent representing the Company's employees is pending.

            (vi) No grievance or arbitration Proceeding exists that might have a Material Adverse Effect upon the Company or the conduct of its business.

            (vii) There is no lockout of any employees by the Company, and the Company contemplates no such action.

            (viii) There has been no charge of discrimination filed against or, to Seller's Knowledge, Threatened against the Company with the Equal Employment Opportunity Commission or similar Governmental Body.

3.20 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS

      Except as disclosed in Part 3.20:

      (a) The Company is, and at all times has been, in material compliance with, and has not been and is not in material Contravention of or subject to material liability under, any Environmental Law or Occupational Safety and Health Law. Neither Seller nor the Company has any reasonable basis to expect, nor has any of them received, any written Order, notice, or other communication from any Governmental Body or any other Person of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

      (b) There are no pending or Threatened material claims or Encumbrances resulting from any Environmental, Health, and Safety Liabilities, or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law, with respect to or affecting any Facility or any other property or asset (whether real, personal, or mixed) in which the

Company has or had an interest. There are no circumstances with respect to any Facility, or the current or past business of the Company, that reasonably could be anticipated to result in any Environmental, Health and Safety Liabilities for the Company.

      (c) To Seller's Knowledge, (i) Hazardous Materials have not been generated, used, treated, handled or stored on, Released from, or transported to or from, any Facility by the Company in Contravention of any applicable Environmental Law; (ii) the Company has disposed of all wastes, including those wastes containing Hazardous Materials, in material compliance with all applicable Environmental Laws and Environmental Permits; and (iii) the Company has not disposed or arranged (by contract, agreement or otherwise) for the disposal of any material or substance at any offsite location that has been or is listed by any Governmental Body as a location which poses a danger to the environment or to public health and safety.

      (d) In connection with the ownership, operation and use of the Facilities, all Environmental Permits necessary for the current use of the Facilities and the business of the Company as presently conducted have been obtained. Except as set forth in Part 3.20: (i) the Company has not received any written notice from any Governmental Body revoking, canceling, rescinding, suspending, modifying or refusing to renew any such Environmental Permit; and (ii) the Company is in material compliance in all respects with the Environmental Permits, and all of the Environmental Permits are in full force and effect; and (iii) the consummation of the transaction contemplated hereby will not, in and of itself, result in any Environmental Permit no longer being valid or useable by the Company or Buyer in accordance with its terms in connection with the operation of the Company after the Closing.

      (e) Seller and the Company have made available to Buyer copies of any and all reports, studies, analyses, tests, assessments, investigations or monitoring results in Seller's or the Company's possession pertaining to the Company or any Facility.

3.21 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

      (a) Except as disclosed in Part 3.21(a):

            (i) The Company is, and at all times since May 28, 1999, has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

            (ii) Neither Seller nor the Company has received, at any time since May 28, 1999, any written notice or other communication from any Governmental Body or any other Person regarding any actual or alleged material Contravention of any Legal Requirement by the Company.

      (b) Part 3.21(b) contains a complete and accurate list of each material Governmental Authorization that is required for the business of the Company as currently conducted, all of which are valid and in full force and effect and will remain so with respect to the Company following the Closing.

3.22 CERTAIN PROCEEDINGS; ORDERS

      (a) Except as disclosed in Part 3.22(a), there is no material pending
Proceeding:

            (i) by or against the Company; or

            (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To Seller's Knowledge, no such Proceeding has been Threatened. The Proceedings listed in Part 3.22(a) will not in the aggregate have a Material Adverse Effect.

      (b) Part 3.22(b) lists each Order to which the Company, or any of the assets owned or used by it, is subject. To Seller's Knowledge, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

      (c) Except as disclosed in Part 3.22(c):

            (i) The Company is, and at all times since May 28, 1999, has been, in compliance with all of the terms and requirements of each material Order to which it, or any of the assets owned or used by it, is subject.

            (ii) Neither Seller nor the Company has received, at any time since May 28, 1999, any written notice or other communication from any Governmental Body or any other Person regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any material Order to which the Company is subject.

3.23 EMPLOYEE RESTRICTIONS

      Except as set forth in Part 3.23, to Seller's Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company or (ii) the ability of the Company to conduct its business, including any such agreements between Seller or the Company and any such employee or director. To Seller's Knowledge, no group of employees of the Company intends to terminate their employment with the Company.

3.24 RELATIONSHIPS WITH RELATED PERSONS

      Except as disclosed in Part 3.24, neither Seller nor any Related Person of Seller or of the Company has or since May 28, 1999, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the Company's business. Except as disclosed in Part 3.24, neither Seller nor any Related Person of Seller or of the Company, owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except for contracts in the Ordinary Course of Business between WASI and the Company, or as otherwise disclosed in Part 3.24, neither Seller nor any Related Person of

Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.25 BROKERS OR FINDERS

      Other than Lazard Freres & Co. LLC ("Seller's Broker"), neither Seller nor any of its Representatives have incurred any Liability for financial advisor, brokerage or finders' fees with respect to the transactions contemplated by this Agreement and the Transaction Documents.

3.26 DISCLOSURE

      (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

      (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.27 OBLIGATIONS IN OPERATING AGREEMENT

      Attached as Exhibit A is a complete copy of the Operating Agreement as in effect on the date hereof. The parties thereto have not entered into any amendments to the Operating Agreement since the date of the Agreement. Seller has made available to Buyer complete copies of any letters referred to in clause
(f) of the definition of "Third Party" in the Operating Agreement.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to the Seller on the date hereof and on the Closing Date as follows:

4.1 ORGANIZATION

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

4.2 ENFORCEABILITY; NO CONFLICT

      (a) Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder, which actions have been duly authorized and approved by all necessary corporate action of Buyer. Assuming the execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Assuming their execution and delivery by the other parties thereto, the Transaction Documents to which Buyer is a party will, upon execution and delivery, constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

      (b) Except as set forth in Schedule 4.2(b), Buyer is not and will not be required to obtain any Governmental Authorization or Consent in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      (c) Except as set forth in Schedule 4.2(c), neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

            (i) any provision of Buyer's Organizational Documents;

            (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

            (iii) any material Legal Requirement or Order to which Buyer may be subject; or

            (iv) any material provision or term of any Contract to which Buyer is a party or by which Buyer may be bound.

4.3 CERTAIN PROCEEDINGS

      There is no pending Proceeding that has been commenced by or against Buyer or SRT that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.4 INVESTMENT INTENT

      (a) Buyer is aware of the Company's business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Interests. Buyer is purchasing the Interests for investment for Buyer's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act.

      (b) Buyer understands that the Interests have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Buyer's investment intent as expressed herein.

      (c) Buyer further acknowledges and understands that the Interests must be held indefinitely unless the Interests are subsequently registered under the Securities Act or an exemption from such registration is available.

      (d) Buyer further understands that at the time Buyer wishes to sell the Interests, there may be no public market upon which to make such a sale.

      (e) Buyer further warrants and represents that Buyer has either (i) a preexisting business relationship, with either the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect its own interests in connection with the purchase of the Interests by virtue of the business or financial expertise of itself or of professional advisors to Buyer who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

      (f) Buyer is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

      (g) The purchase of the Interests by Buyer is permitted by the laws of the United States, Switzerland and the European Union and the purchase and, except as set forth on Schedule 4.4(g), the sale of the Interests does not require the filing of any notice, permit, registration or qualification with any governmental entity of the United States, Switzerland or the European Union.

      (h) SRT is the only beneficial equity owner of Buyer.

4.5 BROKERS OR FINDERS

      Other than PricewaterhouseCoopers ("Buyer's Broker"), neither Buyer nor SRT nor any of their Representatives have incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

4.6 DISCLOSURE

      No representation or warranty of Buyer or SRT in this Agreement and no statement in any Schedule contains any material untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE 5

                       COVENANTS OF SELLER BEFORE CLOSING

5.1 ACCESS AND INVESTIGATION

      Between the date of this Agreement and the Closing Date and upon reasonable advance notice from Buyer, Seller will, and will use reasonable commercial efforts to cause the Company and its Representatives to, (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") reasonable access to the Company's personnel, properties (including subsurface testing), Contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such Contracts, books and records, and other documents and data as Buyer may reasonably request, subject to all relevant confidentiality obligations, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2 REPORTS ON THE STATUS OF THE COMPANY

      Between the date of this Agreement and the Closing Date, Seller will use its reasonable commercial efforts to cause the Company to:

      (a) conduct the business of the Company only in the Ordinary Course of Business;

      (b) confer with Buyer concerning operational matters of a material nature; and

      (c) report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3 NEGATIVE COVENANT

      Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will vote against any proposal which would be likely to result in any of the changes or events listed in Section 3.10.

5.4 REQUIRED APPROVALS

      As promptly as practicable after the date of this Agreement, Seller will cooperate in all reasonable respects with Buyer in obtaining all Governmental Authorizations and Consents identified in Schedule 4.2(b) (including taking all actions reasonably requested by Buyer to cause early termination of any applicable waiting period under the HSR Act); provided that in no event shall Seller be required to sell or transfer any of its businesses or assets to obtain HSR approval.

5.5 NOTIFICATION

      Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of: (i) any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule, Seller will promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 NO NEGOTIATION

      Until such time, if any, as this Agreement is terminated pursuant to
Article 9, and except as required under the HSR Act, Seller will vote against any proposal relating to any business combination transaction involving the Company, including the sale of any of the Interests of the Company, any merger or consolidation, or the sale of the business or any of the material assets of the Company (other than in the Ordinary Course of Business).

5.7 REASONABLE COMMERCIAL EFFORTS

      Seller will use reasonable commercial efforts to cause the conditions in
Article 7 and Section 8.3 to be satisfied; provided that in no event shall Seller be required to sell or transfer any of its business or assets to obtain HSR approval.

                                   ARTICLE 6

                        COVENANTS OF BUYER BEFORE CLOSING

6.1 REQUIRED APPROVALS

      As promptly as practicable after the date of this Agreement, Buyer will make all filings that Legal Requirements require it to make to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will (i) cooperate with Seller with respect to all filings that Legal Requirements require Seller to make in connection with the Contemplated Transactions, and (ii) cooperate in all reasonable respects with Seller in obtaining all Governmental Authorizations and Consents identified in Part 3.2(b); provided that in no event will Buyer be required to dispose of or make any change in any portion of its business or incur any other burden in order to obtain HSR approval.

6.2 NOTIFICATION

      Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of: (i) any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. Should any such fact or condition require any change in any Part, Buyer will promptly deliver to Seller a supplement to the Part specifying such change. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

6.3 REASONABLE COMMERCIAL EFFORTS

      Buyer will use reasonable commercial efforts to cause the conditions in Sections 7.3 and Article 8 to be satisfied.

                                   ARTICLE 7

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Interests and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 ACCURACY OF REPRESENTATIONS

      (a) Except as set forth in Section 7.1(b), all of Seller's representations and warranties in this Agreement (considered individually and collectively and giving effect to the Disclosure Schedule, except for supplements) (i) must have been accurate in all material respects as of the date of this Agreement and (ii) must be accurate in all material respects as of the Closing Date as if then made.

      (b) All of Seller's representations and warranties in this Agreement which include a materiality exception (considered individually and collectively, but without giving effect to any supplements to the Disclosure Schedule) (i) must have been accurate in all respects as of the date of this Agreement and (ii) must be accurate in all respects as of the Closing Date as if then made.

7.2 SELLER'S PERFORMANCE

      (a) All of the covenants and obligations that Seller is required to perform or comply with pursuant to this Agreement on or before the Closing Date that do not contain an express materiality provision, must have been duly performed and complied with in all material respects and those covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement on or before the Closing Date that do contain an express materiality provision must have been duly performed and complied with in all respects.

      (b) Seller must have (i) delivered each document that Section 2.4(a) requires it to deliver; and (ii) performed and complied with, in all respects, each of the covenants and obligations in Sections 5.4 and 5.7 and each of the covenants and obligations in this Agreement that Seller is required to perform or comply with on or before the Closing Date that contains an express materiality qualification.

      (c) Seller must have, on or before the Closing Date, duly performed or complied with all covenants and obligations that Seller is required to perform or comply with pursuant to the Contemporaneous Transactions.

7.3 CONSENTS

      (a) Each of the Governmental Authorizations and Consents identified in
Part 3.2(b) and Schedules 4.2(b) and (c) and 4.4(g) must have been obtained and must be in full force and effect; and

      (b) Expiration or early termination of any applicable waiting period under the HSR Act must have occurred or been granted.

7.4 ADDITIONAL DOCUMENTS

      Seller must have delivered to Buyer the documents listed in Section 2.4(a) and each of the following documents:

      (a) the affidavit referred to in Section 11.12;

      (b) the Assignment and Assumption Agreement, executed and delivered by Seller; and

      (c) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iii) evidencing the satisfaction of any condition referred to in this Article 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 NO PROCEEDINGS

      Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Related Person of Buyer, any Proceeding
(a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6 NO CLAIM REGARDING EQUITY OWNERSHIP OR SALE PROCEEDS

      There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of any member interest of, or any other voting, equity, or ownership interest in, the Company (other than Chromalloy, so long as Chromalloy executes and delivers the Amended and Restated Operating Agreement), or (b) is entitled to all or any portion of the Purchase Price.

7.7 NO PROHIBITION

      There must not be in effect any applicable Legal Requirement or Order that
(a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

7.8 OPERATING AGREEMENT AMENDMENT

      Buyer shall have received the Amended and Restated Operating Agreement, executed and delivered by Chromalloy.

                                   ARTICLE 8

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

      Seller's obligation to sell the Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1 ACCURACY OF REPRESENTATIONS

      All of Buyer's representations and warranties in this Agreement (considered collectively and individually and giving effect to any Schedules delivered by Buyer to Seller, except for supplements) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made.

8.2 BUYER'S PERFORMANCE

      (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement on or before the Closing Date that do not contain an express materiality provision, must have been duly performed and complied with in all material respects and those covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement on or before the Closing Date that do contain an express materiality provision must have been duly performed and complied with in all respects.

      (b) Buyer must have (i) executed and delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4(b) and (ii) made the cash payment required pursuant to Sections 2.4(b)(i).

      (c) Buyer must have, on or before the Closing Date, duly performed or complied with all covenants and obligations that Buyer is required to perform or comply with pursuant to the Contemplated Transactions.

8.3 CONSENTS

      (a) Each of the Governmental Authorizations and Consents identified in
Part 3.2(b) and Schedules 4.2(b), 4.2(c) and 4.4(g) must have been obtained and must be in full force and effect.

      (b) Expiration or early termination of any applicable waiting period under the HSR Act must have occurred or been granted.

8.4 ADDITIONAL DOCUMENTS

      Buyer must have delivered to Seller:

      (a) the Assignment and Assumption Agreement, executed by Buyer; and

      (b) any and all such documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article 8, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5 NO PROCEEDINGS

      There must not be in effect any Legal Requirement or Order that (a) prohibits the consummation of the Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

                                   ARTICLE 9

                                   TERMINATION

9.1 TERMINATION EVENTS

      This Agreement may, by notice given before or immediately prior to the Closing and subject to Section 9.2, be terminated:

      (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived in writing by the other party;

      (b) by Buyer, if any condition in Article 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived in writing such condition on or before such date;

      (c) by Seller, if any condition in Article 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived in writing such condition on or before such date;

      (d) by mutual written consent of Buyer and Seller; or

      (e) by either Buyer or Seller if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2000, or such later date as the parties may agree upon in writing.

9.2 EFFECT OF TERMINATION

      If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the representations in Sections 3.25 and 4.5 and the obligations in Sections 12.1,
12.3 and 12.14 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the other party's covenant obligations under this Agreement or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its covenant obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired; provided, further, that the sole remedy of any party which obtains actual knowledge prior to the Closing (whether through a supplemental disclosure by the other party or otherwise) that a representation or warranty made by the other party is untrue will be to elect to terminate this Agreement pursuant to Section 9.1.

                                   ARTICLE 10

                            INDEMNIFICATION; REMEDIES

10.1 SURVIVAL, RIGHT TO INDEMNIFICATION; WAIVER

      All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and other Schedules, the supplements to the Disclosure Schedule and other Schedules, the certificate delivered pursuant to
Section 2.4(a)(ii), and any other certificate or document delivered pursuant to this Agreement, will survive the Closing and the consummation of the Contemplated Transactions, subject to the limitations set forth in this Section
10.1 and Sections 10.4, 10.5 and Article 11. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant, or obligation, except to the extent that a party obtains actual knowledge of an inaccuracy of, or failure of the other party to comply with any representation, warranty, covenant or obligation. The sole remedy of any party which obtains actual knowledge prior to the Closing (whether through a supplemental disclosure by the other party or otherwise), that a representation or warranty made by the other party is untrue, will be to elect to terminate this Agreement pursuant to Section 9.1. Notwithstanding any other provision of this Agreement to the contrary (except as relates to Tax matters governed by Article 11), the provisions of this Article 10 will be the sole and exclusive remedy from and after the Closing Date for any claims arising under this Agreement, including claims of breach of any representation, warranty or covenants in this Agreement; provided, however, that the foregoing clause of this sentence will not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right to remedy arising by reason of any claim of fraud with respect to this Agreement.

10.2 INDEMNIFICATION BY SELLER

      Subject to Sections 10.4 and 10.5, Seller will indemnify and hold harmless Buyer and its Representatives, equity owners, controlling persons and affiliates, other than the Company (collectively, the "Buyer Indemnitees") for, and will pay to the Buyer Indemnitees the Adjusted Monetary Value of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

      (a) any breach of any representation or warranty made by Seller in this Agreement as of the date of this Agreement giving effect to the Disclosure Schedule and any supplements to the Disclosure Schedule;

      (b) any breach of any representation or warranty made by Seller in this Agreement as of the Closing Date giving effect to the Disclosure Schedule and any supplements to the Disclosure Schedule;

      (c) any breach of any representation or warranty made by Seller in any certificate or document delivered by Seller pursuant to this Agreement;

      (d) any breach by Seller of any covenant or obligation of Seller in this Agreement;

      (e) any aggregate Liabilities of the Company existing at or arising out of a state of facts existing at or before the Closing Date, to the extent that such Liabilities are not reflected or reserved against in the Interim Unaudited Company Balance Sheet;

      (f) any matter disclosed in Part 3.21;

      (g) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; and

      (h) any and all Proceedings, demands or assessments incidental to any of the matters set forth in Section 10.2(a) through (g).

Notwithstanding the foregoing, indemnification for breach of any representation or warranty contained in Section 3.17 or for breach of any covenant or obligation contained in Article 11 is governed by Article 11 (except as expressly set forth in this Article 10).

10.3 INDEMNIFICATION BY BUYER

      Buyer will indemnify and hold harmless Seller and its Representatives, equity owners, controlling persons and affiliates (collectively, the "Seller Indemnitees") for, and will pay to the Seller Indemnitees the monetary value of any Adverse Consequences arising, directly or indirectly, from or in connection with:

      (a) unless a release shall be obtained from the lessor thereunder, any breach of any representation or warranty made by Buyer in this Agreement or in any document (other than the certificate described in Section 2.4(b)(ii)) delivered by Buyer pursuant to this Agreement;

      (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement;

      (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

      (d) unless a release shall be obtained from the lessor thereunder, any Liabilities arising under the Company Lease subsequent to Closing and any and all Proceedings, demands or assessments incidental thereto;

      (e) any and all Proceedings, demands or assessments incidental to any of the matters set forth in Section 10.3(a) through (c).

Notwithstanding the foregoing, indemnification for breach of a covenant or obligation contained in Article 11 will be governed by Article 11 (except as expressly set forth in this Article 10).

10.4 TIME LIMITATIONS

      (a) If the Closing occurs, Seller will have no Liability (for indemnification or otherwise) for breach of (i) a covenant or obligation to be performed or complied with before the Closing Date or (ii) a representation or warranty, other than those in Sections 3.3, 3.17,

3.18, and 3.20, unless on or before the eighteen month anniversary of the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to a breach of a representation or warranty contained in Section 3.3, 3.18, or 3.20, or a claim for indemnification or reimbursement not based upon any covenant or obligation to be performed or complied with before the Closing Date may be made at any time. The survival period of Section 3.17 is governed by
Section 11.13.

      (b) If the Closing occurs, Buyer will have no Liability (for indemnification or otherwise) for breach of (i) a covenant or obligation to be performed or complied with before the Closing Date or (ii) a representation or warranty, unless on or before the eighteen month anniversary of the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller; a claim for indemnification or reimbursement not based upon any covenant or obligation to be performed or complied with before the Closing Date may be made at any time.

10.5 LIMITATIONS ON INDEMNIFICATION--SELLER

      (a) Notwithstanding any other provision in this Agreement, and in addition to the limitations set forth above, Seller will have no liability (for indemnification or otherwise) with respect to any breach of any of Seller's representations and warranties of which Buyer had actual knowledge on the date such representation and warranty is made or deemed made (including on the Closing Date).

      (b) Notwithstanding any other provision in this Agreement, and in addition to the limitations set forth above, (i) Seller will have no liability (for indemnification or otherwise) under Section 10.2 or Article 11 unless and until the monetary value of the Adverse Consequences suffered by the Buyer Indemnitees, in the aggregate, exceeds U.S.$200,000, in which event the relevant Buyer Indemnitees shall only be entitled to recover amounts in respect of Seller's indemnification obligations hereunder that are in excess of U.S.$200,000, and (ii) Seller's maximum liability to the Buyer Indemnitees (other than with respect to claims under Article 11), in the aggregate, under this Agreement shall be the Purchase Price.

      (c) Notwithstanding any other provision in this Agreement, and in addition to the limitations set forth above, Seller will have no liability pursuant to this Article 10 and Article 11 with respect to any Liability or Adverse Consequences suffered by any Buyer Indemnitee to the extent that any Buyer Indemnitee shall already have obtained (whether pursuant to any other provision of this Article 10, Article 11 or otherwise) any recovery or other compensation with respect to such Liability or Adverse Consequences from Seller. Without limiting the foregoing, Seller will have no liability pursuant to this Article 10 and Article 11 with respect to any Liability or Adverse Consequences suffered by any Buyer Indemnitee to the extent that such Liability or Adverse Consequences relates to any Adjustment Amount paid by Seller to Buyer.

10.6 LIMITATIONS ON INDEMNIFICATION--BUYER

      (a) Notwithstanding any other provision in this Agreement, and in addition to the limitations set forth above, Buyer will have no liability (for indemnification or otherwise) with respect to any breach of any of Buyer's representations and warranties of which Seller had actual knowledge on the date such representation and warranty is made or deemed made (including on the Closing Date).

      (b) Notwithstanding any other provision in this Agreement, and in addition to the limitations set forth above, (i) Buyer will have no liability in respect of its indemnification obligations under this Agreement under Sections 10.3(a),
(b), (c), or (e) unless and until the monetary value of the Adverse Consequences suffered by the Seller Indemnitees, in the aggregate, exceeds U.S.$200,000, in which event the relevant Seller Indemnitees shall only be entitled to recover amounts in respect of Buyer's indemnification obligations that are in excess of U.S.$200,000, and (ii) Buyer's maximum liability to the Seller Indemnitees in respect of Buyer's indemnification obligations under Section 10.3, in the aggregate, shall be the Purchase Price.

10.7 PROCEDURE FOR INDEMNIFICATION--DEFENSE OF THIRD-PARTY CLAIMS

      (a) Promptly after receipt by a Person entitled to indemnity under Section
10.2 or 10.3 (an "Indemnified Person") of notice of the assertion of a third-party claim against it, the Indemnified Person will, if a claim is to be made against a Person obligated to indemnify under such Section (an "Indemnifying Person"), give notice to the Indemnifying Person of the assertion of such claim. An Indemnified Person's failure to notify an Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to the Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the resolution of such claim is prejudiced by the Indemnified Person's failure to give such notice.

      (b) If any claim referred to in Section 10.7(a) is brought against an Indemnified Person by means of a Proceeding and the Indemnified Person gives written notice to the Indemnifying Person of the commencement of such Proceeding, the Indemnifying Person will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Person is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Person. After written notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this
Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Person unless (A) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person or (B) the Indemnified Person consents to such compromise or settlement, which such consent will not be unreasonably withheld or delayed.

      (c) If written notice is given to an Indemnifying Person of the commencement of any Proceeding and the Indemnifying Person does not, within fifteen days after the Indemnified Person's notice is given, give written notice to the Indemnified Person of its election to assume the defense of such Proceeding, the Indemnifying Person will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

      (d) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise, or settle such Proceeding unless the Indemnifying Person is also a party to such Proceeding and the Indemnifying Person determines in good faith that joint representation would be inappropriate, but the Indemnifying Person will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Notwithstanding the provisions of Sections 10.7(a) through (d), any claim involving Taxes will be governed by Article 11.

10.8 PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

      A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party obligated to indemnify and will be paid promptly after such notice.

                                   ARTICLE 11

                                   TAX MATTERS

11.1 TAX RETURNS

      The Company, in consultation with Seller, will prepare and file, or cause to be prepared and filed, all of the Company's Tax Returns for all taxable years or periods ending on or before the Closing Date, using accounting methods and other practices that are consistent with those used by the Company in its prior Tax Returns. Tax Returns for the short period ending on the Closing Date will be prepared by taking into account Treasury Regulation Section 1.706-1(c)(1) or any similar provision of state, local or foreign law, which requires a complete closing of the partnership books on the Closing Date.

11.2 INDEMNIFICATION OF SELLER

      Buyer will indemnify and hold harmless Seller Indemnitees from and against any and all Taxes arising out of or relating to any breach of Buyer's covenants contained in this Article 11.

11.3 INDEMNIFICATION OF BUYER

      Seller will indemnify and hold harmless the Buyer Indemnitees from and against any and all Liability of the Buyer Indemnitees for Taxes arising out of or relating to: (a) the Company for the Pre-Closing Period and (b) any Adverse Consequences arising, directly or indirectly, from or in connection with any breach of the representations and warranties contained in Section 3.17 of this Agreement or of Seller's covenants contained in this Article 11.

11.4 APPORTIONMENT OF TAXES

      With respect to any Straddle Period, Buyer and Seller will, to the extent permitted by law, elect to treat the Closing Date as the last day of the taxable year or period of the Company and will apportion any Taxes arising in a Straddle Period to the Pre-Closing Period under the "closing-the-books" method as described in Treasury Regulation Section 1.706-1(c)(1) (or any similar provision of state, local or foreign law). In any case where applicable law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, any Taxes arising in a Straddle Period will be apportioned to the Pre-Closing Period based on a closing of the books of the Company; provided that
(i) exemptions, allowances or deductions that are calculated on a annualized basis (including depreciation, amortization and depletion deductions) will be apportioned on a daily pro-rata basis; and (ii) solely for purposes of determining the marginal tax rate applicable to income during such period in a jurisdiction in which such tax rate depends upon the level of income, annualized income will be taken into account.

11.5 INDEMNIFICATION PROCESS

      Buyer will notify Seller in writing ("Buyer's Notice") promptly upon receipt by Buyer or the Company of notice of any pending or Threatened Tax audits or assessments which may materially affect the Tax liabilities of the Company or Seller or for which Seller could be required to indemnify Buyer pursuant to Section 11.3 (a "Tax Claim"). If (i) Buyer's Notice is not given within 30 days of Buyer's receipt of written notice of the Tax Claim, or (ii) Buyer's Notice fails to reasonably describe such written notice, in each case taking into account the facts and circumstances with respect to such Tax Claim, the Seller will not be liable to the Buyer to the extent the Seller's ability to effectively contest the Tax Claim is prejudiced.

      In the event of a third-party claim for Taxes, Seller will be entitled to participate, at its expense, in any Proceeding relating to any taxable year or period of the Company ending on or before the Closing Date. Seller will not settle or otherwise compromise any issue or matter on a basis that could adversely affect Buyer's liability for Taxes (including any indemnification for Taxes pursuant to Section 11.2 or the imposition of tax deficiencies) without Buyer's prior written consent, which consent will not be unreasonably withheld. If Seller does not elect to participate in the defense of any such Proceeding, the Company may, without any effect on Buyer's right of indemnification by Seller under this Article 11, defend the same in such manner as it may deem appropriate, provided that no claim for Taxes relating to a Pre-closing Period will be settled, either administratively or after commencement of litigation, on a basis that could adversely affect Seller's liability for Taxes (including any indemnification for Taxes pursuant to Section 11.3 or the imposition of tax deficiencies) without the prior written consent of Seller, which consent shall not be unreasonably withheld. The Company will control any Proceeding relating to any taxable year or period of the Company ending after the Closing Date.

11.6 TIMING OF PAYMENT

      Payment of any amounts due under this Article 11 will be made by Seller or Buyer, as the case may be, within 30 days of the receipt of reasonable evidence establishing that such a payment is required. If a payment of any amount due under this Article 11 is not made within 30 days of the receipt of such request, interest will accrue at the federal

"underpayment" rate set forth in Section 6621(a)(2) of the Code beginning on the 31st day after the receipt of such request.

11.7 CHARACTERIZATION OF INDEMNITY PAYMENT

      All amounts paid by Buyer or Seller, as the case may be, by reason of Sections 10.2, 10.3, 11.2 and 11.3 will be treated, to the extent permitted under applicable Legal Requirements, as adjustments to the Purchase Price for all Tax purposes.

11.8 TRANSACTIONAL TAXES

      Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, notarial, sales, use, registration, stamp and other similar Taxes or fees imposed by any U.S. federal, state or local taxing authority in connection with the Contemplated Transactions will be borne by Seller regardless of which party is obligated to pay such Tax under applicable Legal Requirements; any such Taxes or fees imposed by any Swiss or other European national or local taxing authority in connection with the Contemplated Transactions will be borne by Buyer regardless of which party is obliged to pay such Tax under applicable Legal Requirements. Buyer and Seller will cooperate in timely making and filing all Tax Returns as may be required to comply with Legal Requirements relating to such Taxes.

11.9 TAX SHARING AGREEMENTS

      Seller will cause the Company to terminate as of the Closing Date any Tax sharing, indemnity or allocation agreement between the Company and any other party.

11.10 TAX ELECTIONS

      (a) Seller will not unreasonably withhold its consent (if such consent is required) to the making of a Section 754 election with respect to the Company, effective for the taxable period ending on the Closing Date

      (b) Within 90 days after the Closing Date, Buyer will prepare an allocation required under Section 755 of the Code.

11.11 TAX RECORDS

      The Company will make available to Seller such records as Seller may require for the preparation of any Tax Return and such records as Seller may require for the defense of any Proceeding concerning any such Tax Return.

11.12 FOREIGN INVESTMENT IN REAL PROPERTY AFFIDAVIT

      At the Closing, Seller will deliver an affidavit stating, under penalties of perjury, Seller's U.S. taxpayer identification number and that Seller is not a "foreign person" as defined in Section 1445 of the Code.

11.13 MISCELLANEOUS

      (a) Except as expressly provided in Article 10, this Article 11 and the representation and warranties contained in Section 3.17 are the sole provisions governing Tax matters. Except as expressly provided in Article 10, this Article 11 is the sole provision governing indemnification for Tax matters contained in Section 3.17 and in this Article 11.

      (b) The covenants and agreement of the parties contained in this Article 11 and the representation and warranties contained in Section 3.17 will survive the Closing and will remain in full force and effect until six months following the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Buyer or Seller under Sections 11.2 and 11.3 of this Agreement.

                         ARTICLE 12 GENERAL PROVISIONS

12.1 EXPENSES

      Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. Seller will pay all amounts payable to Seller's Broker and Buyer will pay all amounts payable to Buyer's Broker in connection with this Agreement and the Contemplated Transactions. Buyer will pay the entire HSR Act filing fee. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

12.2 PUBLIC ANNOUNCEMENTS

      Any public announcement with respect to this Agreement or the Contemplated Transactions will be issued by Buyer and Seller, if at all, at such time and in such manner as Buyer and Seller shall mutually agree. Neither Buyer nor Seller, nor any of their respective Representatives, will make any disclosure of the Contemplated Transactions to any Person, (other than their Representatives, and rating agencies that rate such party's securities or Chromalloy) except with the prior written consent of the other or as required by Legal Requirements or as required by any stock exchange or stock market rule, regulation or requirement.

12.3 CONFIDENTIALITY

      Beginning on the date of this Agreement and continuing indefinitely thereafter, Buyer and Seller will maintain in confidence, and will cause the Representatives of Buyer, Seller, and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with Proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

12.4 NOTICES

      All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, e-mail address or individual as a party may designate by notice to the other party):

      Seller:

      Willis Lease Finance Corporation

      Attention:        Charles F. Willis, IV
                        President and Chief Executive Officer
      Address:          2320 Marinship Way
                        Suite 300
                        Sausalito, California 94965
                        Facsimile No.:      415-331-4286
                        E-mail Address: cwillis@wlfc.com

      with a copy to:

                        Douglas D. Smith
                        Gibson, Dunn & Crutcher LLP
                        One Montgomery Street
                        San Francisco, CA 94104
                        Facsimile No.:      415-374-8411
                        E-mail Address:  dsmith@gdclaw.com

      Buyer:

      SR Technics Group America, Inc.

      Attention:        Hans Ulrich Beyeler
                        President and Chief Executive Officer
      Address:          CH-8058
                        Zurich Airport,
                        Zurich, Switzerland

                        Facsimile No.:       011-41-1-812-9100
                        E-mail Address:      hbeyeler@sairgroup.com

      with a copy to:

      Baker & McKenzie

                        Dieter A. Schmitz
                        One Prudential Plaza
                        Suite 3900
                        130 East Randolph Drive
                        Chicago, Illinois 60601
                        Facsimile No.:  312-861-2899
                        E-mail Address:  dieter.a.schmitz@bakernet.com

12.5 FURTHER ASSURANCES

      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

12.6 INCORPORATION OF SCHEDULES

      The Schedules identified in this Agreement, including the Disclosure Schedule, are incorporated herein by reference and made a part of this Agreement.

12.7 ENTIRE AGREEMENT AND MODIFICATION

      This Agreement supersedes and terminates all prior agreements among the parties with respect to its subject matter (other than (i) the Confidential Declaration, dated October 29, 1999, between Buyer and Seller and (ii) the Letter Amendment to Confidential Declaration, dated February 10, 2000) and constitutes (along with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified, except by a written agreement executed by the party to be charged with the amendment.

12.8 DISCLOSURE SCHEDULE

      The statements in the Disclosure Schedule, and those in any supplement thereto relate only to the provisions in the Section of the Agreement to which they expressly relate and not to any other provision unless clear cross-reference has been made therein.

12.9 TIME OF ESSENCE

      With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.10 SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

      No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, which will not be unreasonably withheld, except that Buyer may assign any of its rights (including the right to receive the Interests) and delegate any of its obligations under this Agreement to any SAirGroup Affiliate so long as Buyer guarantees the SAirGroup Affiliate's performance under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the parties' successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.11.

12.12 ENFORCEMENT OF AGREEMENT

      (a) Seller acknowledges and agrees that Buyer could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone. Accordingly, Seller agrees that, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

      (b) Buyer acknowledges and agrees that Seller could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by Buyer could not be adequately compensated in all cases by monetary damages alone. Accordingly, Buyer agrees that, in addition to any other right or remedy to which Seller may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

12.13 WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.14 ARBITRATION; SERVICE OF PROCESS

      (a) Any Proceeding arising out of or relating to this Agreement (or breach thereof) whether arising in tort, contract or otherwise, will be in accordance with the following procedures:

            (i) The parties, on written notice of a Proceeding given by one party to the other, will first consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach an equitable solution.

            (ii) If the parties are unable to reach such a solution within a period of 30 days from the date of the receipt of a written notice of the controversy or claim given by the party requesting good faith negotiations, the controversy or claim will be referred to the Chief Executive Officer of each party. The respective Chief Executive Officers will negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach an equitable solution.

            (iii) If the respective Chief Executive Officers are unable to reach such a solution within a period of 30 days from the referral of such Proceeding, an independent mediator chosen by both Members will attempt to resolve such controversy or claim.

            (iv) If the parties are unable to agree mutually upon a mediator, then the mediator will be appointed by the American Arbitration Association in the New York metropolitan area ("AAA") in accordance with then-current commercial rules of mediation thereof and the mediation process will be held in the New York metropolitan area.

            (v) If such Proceeding cannot be resolved by mediation within 60 days after the party raising the controversy or claim first notifies the other party thereof in writing, then the Proceeding will be submitted to AAA for binding arbitration, to be held in New York, NY metropolitan area, in accordance with the then-current commercial arbitration rules of AAA.

      (b) The award from any binding arbitration will be binding upon the parties and their successors and permitted assigns, whether or not any party fails or refuses to participate therein, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

      (c) The arbitrator will have the power to issue injunctions and otherwise to grant equitable relief, and will award legal fees and costs (including fees and costs incurred by AAA and by the arbitrator) to the prevailing party. The arbitrator will not have the power to award punitive, exemplary or indirect damages.

      (d) Except as may be otherwise ordered by the arbitrator in accordance with Section 12.14, each party will bear its own costs and expenses in connection with any proceeding commenced under this Section 12.14 including, without limitation, legal fees and disbursements, travel expenses, witness fees and costs, photocopying and other preparation expenses. The costs and other fees charged by the independent mediator or AAA, whether in connection with a mediation and/or arbitration, will be shared equally by the parties.

      (e) The Parties agree that except as specifically provided herein all other provisions of the Agreement will remain in full force and effect and are specifically adopted and affirmed by each Party.

12.15 GOVERNING LAW

      This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

12.16 COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                    SR TECHNICS GROUP AMERICA, INC.

                                    By: /s/ Hans Ulrich Beyeler
                                       -----------------------------------------
                                       Hans Ulrich Beyeler
                                       President and Chief Executive Officer

                                    By: /s/ Paul Truniger
                                        ----------------------------------------
                                       Paul Truniger
                                       Authorized Representative


                                    WILLIS LEASE FINANCE CORPORATION

                                    By: /s/ Charles F. Willis, IV
                                        --------------- ------------------------
                                       Charles F. Willis, IV
                                       Chief Executive Officer and President

                                 GUARANTY OF SRT

                                (THIS "GUARANTY")

1.    GUARANTY

      (a) SRT hereby guarantees to Seller the full and prompt payment and performance of each and all of Buyer's obligations under the terms and conditions of this Agreement.

      (b) The liability of SRT hereunder is independent of and not in consideration of or contingent upon the liability of Buyer and a separate action or actions may be brought and prosecuted against SRT, whether or not any action is brought or prosecuted against Buyer or Buyer is joined in any such action or actions. SRT's obligations under this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment (and not merely of collection) and performance of all of Buyer's obligations without regard to: (c)
(i) (d) (e) any defense (other than payment), setoff or counterclaim that may at any time be available to Buyer against, and any right of setoff at any time held by, Seller; or (ii) (f) any other circumstance whatsoever (with or without notice to or knowledge of SRT), whether or not similar to any of the foregoing, that constitutes, or might be construed to constitute, an equitable or legal discharge of Buyer, in bankruptcy or in any other instance.

2.    REPRESENTATIONS AND WARRANTIES

      SRT represents and warrants to the Seller on the date hereof and on the Closing Date as follows:

      (a) SRT has either (i) a preexisting business relationship with either the Company or any of its officers, directors or controlling persons, or (ii) the capacity to protect its own interests in connection with the purchase of the Interests by virtue of its financial expertise or of professional advisors to Buyer who are unaffiliated with and who are not compensated by the Company or any of its affiliates, directly or indirectly.

      (b) SRT is an "accredited investor" as that term is defined in Rule 501 of Regulation D of the Securities Act.

      (c) SRT is the only direct and/or indirect equity owner of Buyer.

      (d) The purchase of the Interests by Buyer is permitted by the laws of the United States, Switzerland and the European Union and the purchase and, except as set forth on Schedule 4.4(g) of the Agreement, the sale of the Interests does not require the filing of any notice, permit, registration or qualification with any governmental entity of the United States, Switzerland or the European Union.

      (e) SRT is a company duly organized and validly existing under the laws of Switzerland with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. SRT has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder, which actions have been duly authorized and approved by all necessary corporate action of SRT. Assuming the execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid, and binding obligation of SRT, enforceable against SRT in accordance with its terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity. Except as set forth in Schedule 4.2(b) of the Agreement, SRT is not and will not be required to obtain any Governmental Authorization or Consent in connection with the execution and delivery of this Agreement or the consummation or performance of this Agreement. Except as set forth in Schedule 4.2(c) of the Agreement, neither the execution and delivery of this Agreement by SRT nor the consummation or performance this Agreement by SRT will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

            (i) any provision of SRT's Organizational Documents;

            (ii) any resolution adopted by the board of directors or the stockholders of SRT;

            (iii) any material Legal Requirement or Order to which SRT may be subject; or

            (iv) any material provision or term of any Contract to which SRT is a party or by which SRT may be bound.

3.    WAIVERS

      (a) In connection with this Guaranty, SRT waives:

            (i) the right to require Seller to proceed against Buyer or to pursue any other remedy in Seller's power whatsoever;

            (ii) all rights and benefits under any applicable law purporting to reduce a guarantor's obligations in proportion to the obligation of the principal or providing that the obligation of a surety or guarantor must neither be larger nor in other respects more burdensome than that of the principal;

            (iii) the benefit of any statute of limitations affecting SRT's liability hereunder;

            (iv) any requirement of marshalling or any other principle of election of remedies and all rights and defenses arising out of an election of remedies by Seller;

            (v) any right to assert against Seller any defense (legal or equitable), setoff, counterclaim and other right that SRT may now or any time hereafter have against Buyer;

            (vi) promptness, diligence, presentment, demand of payment, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by Seller against, and any other notice to, SRT;

            (vii) all defenses that at any time may be available to any guarantor by virtue of any valuation, stay, moratorium or other law now or hereafter in effect and ALL RIGHTS AND DEFENSES THAT ARE OR MAY BECOME AVAILABLE TO SUCH GUARANTOR BY REASON OF APPLICABLE LAW.

      (b) SRT WAIVES ANY AND ALL RIGHTS OF SUBROGATION, INDEMNITY OR REIMBURSEMENT, AND ANY AND ALL BENEFITS OF AND RIGHTS TO ENFORCE ANY POWER, RIGHT OR REMEDY THAT SELLER MAY NOW OR HEREAFTER HAVE WITH RESPECT TO CLAIMS AGAINST AND OBLIGATIONS TO BUYER, AND ANY AND ALL OTHER RIGHTS AND CLAIMS (AS DEFINED IN TITLE 11 OF THE UNITED STATES CODE (THE "BANKRUPTCY CODE") ANY GUARANTOR MAY HAVE AGAINST THE BUYER, UNDER ANY APPLICABLE LAW. SRT agrees that it shall be bound by each and every ruling, order and judgment obtained by Seller against Buyer in respect of its obligations under this Agreement, whether or not SRT is a party to, or has received notice of, the action or proceeding in which such ruling, order or judgment is issued and rendered.

                                   Solely with respect to this Guaranty:

                                   SR TECHNICS GROUP

                                   By: /s/ Hans Ulrich Beyeler
                                       ----------------------------------------
                                      Hans Ulrich Beyeler
                                      President and Chief Executive Officer

                                   By:/s/ Georg Radon
                                       -----------------------------------------
                                      Georg Radon
                                      Vice-President and Chief Financial Officer

                                  Schedule 1.2


      "AAA" is defined in Section 12.14 ---

      "Accounts Receivable" is defined in Section 3.6.

      "Adjusted Monetary Value" means the product of the following formula:

            AMV = MV x (1 / (1- HP)).

            For the purposes of the above formula, the following terms will have the following meanings:

            "AMV" means Adjusted Monetary Value.

            "MV" means the monetary value of the Adverse Consequences.

            "HP" means the percentage of the issued and outstanding shares of common stock of the Seller owned by the Buyer as of the date Buyer receives payment for indemnification under Article 10 or 11.

      "Adjustment Amount" is defined in Section 2.5(e).

      "Adverse Consequence" means any Liability, loss, damage, claim, cost, deficiency, diminution of value, or expense (including costs of investigation and defense, penalties, and reasonable legal fees and costs), whether or not involving a third-party claim.

      "Agreement" means this Member Interest Purchase Agreement.

      "Amended and Restated Operating Agreement" means the Amended and Restated Operating Agreement of the Company in the form of Exhibit A.

      "Assignment and Assumption Agreement" means the agreement entered into by and between Buyer and Seller at the Closing under which Seller assigns and Buyer assumes all of Buyer's rights and obligations under the Loans.

      "Buyer" is defined in the first paragraph of this Agreement.

      "Buyer Indemnitees" is defined in Section 10.2.

      "Buyer's Advisors" is defined in Section 5.1.

      "Buyer's Notice" is defined in Section 11.5.

      "Chromalloy" means Chromalloy Gas Turbine Corporation, a Delaware corporation.

      "Closing" means the consummation and completion of the purchase and sale of the Interests.

      "Closing Balance Sheet" is defined in Section 2.5(b).

      "Closing Date" means the date on which the Closing actually takes place.

      "Closing Net Book Value" is defined in Section 2.5(b).

      "Code" means the United States Internal Revenue Code of 1986.

      "Company" is defined in the Preliminary Statement.

      "Company Contract" means any Contract (a) under which the Company has rights, (b) under which the Company is subject to Liability, or (c) by which the Company or any of its assets is bound.

      "Company Lease" means the Lease and the Addendum to the Lease, both dated January 1, 1999 for 7007 Consolidated Way, San Diego, California, by and between Miramar Investments, Ltd. as lessor, and the Company, as lessee.

      "Company Other Benefit Obligation" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

      "Company Plan" means all Plans of which the Company or an ERISA Affiliate is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate otherwise participates or has participated.

      "Company's Audited Balance Sheet" is defined in Section 3.4.

      "Consent" means any approval, consent, ratification, waiver, or other authorization.

      "Contemplated Transactions" means all of the transactions to be carried out in accordance with this Agreement, including the purchase and sale of the Interests, the performance by the parties of their other obligations under this Agreement, and the execution, delivery, and performance of the Transaction Documents.

      "Contemporaneous Transaction(s)" means (a) Buyer's acquisition of all issued and outstanding stock of WASI, (b) Buyer's sale-leaseback of 5 aircraft engines with a value of approximately U.S.$42,686,000, and (c) the investment by FlightTechnics, LLC, an affiliate of Flightlease, of approximately U.S.$19,500,000 through the purchase of 1,300,000 newly issued shares of Seller's common stock, par value U.S.$0.01 at the price of U.S.$15.00 per share.

      "Contract" means any contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond, or other instrument or consensual obligation (whether written or oral ) that is legally binding.

      "Contravene" -- an act or omission would "Contravene" something if, as the context requires:

      (c) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

      (d) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

      (e) the act or omission would result in the creation of an Encumbrance on the stock or assets of the Company.

      "Copyrights" is defined in Section 3.13(a)(iii).

      "Disclosure Schedule" means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

      "Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, or similar restriction.

      "Environment" means soil, land surface or subsurface strata, surface waters (including navigable water and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other similar medium or natural resource.

      "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, Liability, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

      (a) any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

      (b) any fine, penalty, judgment, award, settlement, Proceeding, damages, loss, claim, demand and response, investigative, monitoring, remedial, or inspection cost or expense arising under Environmental Law or Occupational Safety and Health Law;

      (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action required or requested by any Governmental Body and for any natural resource damage; or

      (d) any other compliance, corrective, or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

      "Environmental Law" means all laws (including common law), ordinances, rules, regulations, orders, judgments, or decrees of the United States, any applicable state, county, city or other political subdivision, agency or municipality thereof governing or regulating the environment, or regulating, relating to or imposing liability (including strict liability) with respect to standards or conduct concerning any Hazardous Materials, including, without limitation, the Resource Conservation and Recovery Act of 1976 (42 U.S.C. ss. 6901, et seq.) ("RCRA"), as amended from time to time, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), as amended from time to time, the Toxic Substance Control Act, the Clean Water Act, the Clean Air Act, and the regulations promulgated thereunder.

      "Environmental Permits" means any and all Governmental Authorizations issued pursuant to any Environmental Law.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA Affiliate" means any other Person that, together with the Company, would be treated as a single employer under Code Section 414.

      "Facility" means any Real Property or tangible personal property interest owned or operated by the Company, including the Real Property and tangible personal property used or operated by the Company at the respective locations of the Real Property listed in Part 3.11(a). For purposes of Section 3.20 and the definition of "Hazardous Activity," the term also includes any Real Property or tangible personal property interest formerly owned or operated by the Company or any predecessor Person.

      "Financial Statements" is defined in Section 3.4.

      "Flightlease" means Flightlease AG, a company organized under the laws of Switzerland and an SAirGroup Affiliate.

      "GAAP" means generally accepted accounting principles for financial reporting in the United States.

      "Governmental Authorization" means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "Governmental Body" means any:

      (a) nation, region, state, county, city, town, village, district, or other jurisdiction;

      (b) federal, state, local, municipal, foreign or other government;

      (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal);

      (d) multinational organization;

      (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature; and

      (f) official of any of the foregoing.

      "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      "Improvements" means all buildings, structures, fixtures and other improvements located on the Real Property.

      "Indemnified Person" is defined in Section 10.7(a).

      "Indemnifying Person" is defined in Section 10.7(a).

      "Initial Net Book Value" is defined in Section 2.5(a).

      "Initial Purchase Price" is defined in Section 2.2.

      "Intellectual Property" is defined in Section 3.13.

      "Interim Unaudited Company Balance Sheet" is defined in Section 3.4.

      "Interests" is defined in the Preliminary Statement.

      "Inventory" means inventories of raw materials and purchased parts, work-in-process, finished goods and supplies, wherever located.

      "IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of Treasury.

      "Knowledge" (i) an individual will be considered to have "Knowledge" of a fact or matter if the individual is actually aware of the fact or matter or a prudent individual could be expected to discover or otherwise become aware of the fact or matter in the course of such individual's duties as an officer or director of an entity to which such fact or matter relates and (ii) an entity will be considered to have "Knowledge" of a fact or matter if any individual who is serving, as a director, manager or senior executive, officer, partner, executor, or trustee of that entity (or in similar capacity) has Knowledge of the fact or matter.

      "Legal Requirement" means any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law or principle of common law, notice, approval or Order of any Governmental Body, and any Contract with any Governmental Body relating to compliance with any of the foregoing.

      "Liabilities" includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate, or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

      "Loans" mean the loans evidenced by (i) a note dated August 29, 2000 executed by the Company pursuant to which it received the following day a loan in the amount of US$1,000,000, at 9.5% per annum from Seller and (ii) a note dated September 21, 2000 executed by the Company pursuant to which it received the following day a loan in the amount of US$500,000 at 9.5% per annum from Seller.

      "Marks" is defined in Section 3.13(a).

      "Material Adverse Effect" -- something would be considered to have a "Material Adverse Effect" on the Company if it is an event or occurrence that materially adversely affects the financial condition, operations, results of operations, assets or properties (considered in the aggregate) of the Company; provided that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) general industry or economic conditions affecting the U.S., Swiss, European Union or world economy as a whole, (ii) conditions affecting the commercial airline, the aircraft or aircraft engines manufacturing, the aircraft or aircraft engine parts or repair industry, so long as such conditions do not affect the Company in a disproportionate manner, or (iii) any disruption of customer, supplier or employee relationships resulting from the announcement of this

Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. "Multiemployer Plan" has the meaning specified in ERISA Section 3(37)(A).

      "Net Book Value" is defined in Section 2.5(a).

      "Net Names" is defined in Section 3.13(a)(v).

      "Neutral Auditors" is defined in Section 2.5(d).

      "Neutral Auditors' Notice" is defined in Section 2.5(d).

      "Notice of Dispute" is defined in Section 2.5(c).

      "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards designed to provide safe and healthful working conditions.

      "Operating Agreement" means the Operating Agreement between Seller and Chromalloy, dated as of May 28, 1999.

      "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

      "Ordinary Course of Business" refers to actions taken in the Company's normal operation, consistent with its past practice, and, as applied to Contracts of the Company, shall include materials repair contracts and materials purchase agreements.

      "Organizational Document" means any charter, articles, bylaws, certificate, statement, statutes, or similar document adopted, filed or registered in connection with the creation, formation, or organization of an entity, and any Contract among all equityholders, partners or members of an entity.

      "Other Benefit Obligation" means any obligation, arrangement, or customary practice of an entity, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of Code Section 132.

      "Part" means a part of the Disclosure Schedule.

      "Patents" is defined in Section 3.13(a)(ii).

      "Person" refers to an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equityholders or members.

      "Plan" has the meaning specified in ERISA Section 3(3).

      "Plan Sponsor" has the meaning specified in ERISA Section 3(16)(B).

      "Pre-Closing Period" means the taxable period (including all prior taxable years or periods) ending on and including the Closing Date, including that portion of any Straddle Period ending on the Closing Date.

      "Principal and Interest Payment" means an amount of cash equal to the principal balance and accrued interest outstanding under the Loans as of the Closing Date.

      "Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "Purchase Price" is defined in Section 2.2.

      "Qualified Plan" means any Company Plan that meets or purports to meet the requirements of Code Section 401(a).

      "Real Property" means all real property of the Company, including all parcels and tracts of land in which the Company has a fee simple estate or a leasehold estate, and all Improvements, easements and appurtenances thereto.

      "Related Person" means, with respect to a particular Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person and, with respect to an individual, any other individual that is a member of the individual's family (by blood, marriage or adoption), a member of the individual's household, an entity in which the individual participates in management, or an employee or employer of the individual. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the rules promulgated under the Securities Act.

      "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

      "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant, or other representative of that Person.

      "Resolution Period" is defined in Section 2.5(c).

      "Revolving Credit Facility" means the Amended and Restated Credit Agreement dated as of February 10, 2000 by and among, Seller, WASI and certain banking institutions named therein with First Union National Bank as Co-Arranger and Administrative Agent, Banc of America Securities LLC as Co-Arranger and Syndication Agent and Bank of America as Appraisal Agent.

      "SAirGroup Affiliate" has the meaning ascribed to it in the Stockholders' Agreement.

      "Securities Act" means the Securities Act of 1933.

      "Seller" is defined in the first paragraph of this Agreement.

      "Seller Indemnitees" is defined in Section 10.3.

      "SRT" is defined in Section 2.4(b).

      "Stockholders' Agreement" means the Stockholders' Agreement by and among Seller, Charles F. Willis, IV, CFW Partners, L.P., the Austin Chandler Willis 1995 Irrevocable Trust and FlightTechnics, LLC, dated as of the Closing Date.

      "Straddle Period" means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

      "Tax" or "Taxes" means all federal, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee's income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto.

      "Tax Claim" is defined in Section 11.5.

      "Tax Return" means any report, return or other information required to be supplied to a Governmental Body by the Company in connection with any Taxes.

      "Threatened" -- an action or matter would be considered to have been "Threatened" if a demand or statement has been made (whether orally or in writing) or a notice has been given (whether orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such action or matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

      "Trade Secrets" is defined in Section 3.13(a)(iv).

      "Transaction Documents" mean those documents related to the Contemplated Transactions, including the Investment Agreement among Seller, Flightlease, FlightTechnics, LLC, Buyer and SRT, dated as of the Closing Date; the Share Purchase Agreement by and among Buyer, SRT and Seller regarding WASI, dated as of the Closing Date; and the Stockholders' Agreement.

      "VEBA" means a voluntary employees' beneficiary association under Code
Section 501(c)(9).

      "WASI" means Willis Aeronautical Services, Inc., a California corporation and a wholly-owned subsidiary of Seller.